press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	November 4, 2010		716-687-4225

MOOG REPORTS SIGNIFICANT INCREASES IN FISCAL ’10
FOURTH QUARTER AND FISCAL ’10 EARNINGS

Moog Inc. (NYSE: MOG.A and MOG.B) announced today fiscal year 2010 sales of $2.11 billion, up 14%.  Net earnings of $108 million were up 27% and earnings per share of $2.36 were up 19% compared to last year.

For the fourth quarter, sales of $572 million were up 13% from last year, while net earnings of $32.3 million and earnings per share of $.71 were double last year’s levels.

Aircraft sales for the year were $757 million, up 14% from the year previous, driven by the acquisition of the flight controls operation in Wolverhampton, U.K.  Military aircraft sales of $458 million were up 9%, with significant sales increases on the V-22 tilt rotor and the Blackhawk helicopter. Military aftermarket sales were also strong at $156 million, up 13%. Commercial aircraft sales for the year of $262 million were up 22% on stronger sales to Boeing and Airbus. Sales to business jet manufacturers were $26 million, down 32%, but commercial aftermarket revenue of $83 million was up slightly from a year ago. The Company’s navigation aids product line had sales of $37 million, up 24%.

In the fourth quarter, Aircraft sales of $202 million were up 14% from the same quarter last year. Military aircraft sales were up 7%, once again the result of higher sales on the V-22 and Blackhawk programs. Commercial aircraft revenues in the quarter of $74 million were up 32%. Boeing Commercial revenues were up 62% on increased deliveries of 787 production hardware and business jet hardware revenues were slightly higher.

The Space and Defense segment had another strong year. Sales of $325 million were up 19%. Sales of positioning controls for satellites and steering controls for satellite launch vehicles were up $23 million to a total of $98 million. The tactical missile business at $47 million was up 51%. Deliveries for the Driver’s Vision Enhancer (DVE) system primarily used on the Mine Resistant Ambush Protected (MRAP) military vehicle were $30 million, an increase of 86% over last year. Security and surveillance product sales were up $9 million over last year.

Space and Defense fourth quarter sales were $89 million, up 28% from a year ago.  The growth was driven by launch vehicle controls, tactical missiles, DVE sales and security and surveillance products, including those sold by the recent Pieper acquisition.

Sales for the year in the Industrial Systems segment were $546 million, a 20% increase. Capital equipment market sales were higher reflecting strong demand for plastic machine controls and specialized test equipment. Wind energy contributed $154 million in revenue.

Sales in the fourth quarter of $160 million were up 16% including $54 million in wind energy products. Capital equipment sales were up 32% to $41 million from the same quarter last year.

Components Group sales for the year of $360 million, and for the fourth quarter of $90 million, were slightly higher than last year, mostly due to stronger military aircraft deliveries and growth in industrial markets. Sales were also higher in the space market but slightly lower in the defense controls and medical markets. Marine sales reflect reduced equipment orders for offshore oil drilling equipment. For the year, industrial sales were 19% higher than last year’s level.

The Medical Devices segment generated sales of $127 million, up 14% from last year. For the quarter, sales in Medical Devices of $31 million were up slightly from a year ago.

Year-end backlog of $1.2 billion was up $84 million, or 8%, from a year ago.

The Company updated its guidance for FY 2011. The current forecast has sales of $2.24 billion, net earnings of $124 million and earnings per share of $2.70, a 14% increase over FY 2010.

“We’ll remember fiscal 2009 as the year of the great global recession and fiscal 2010 as the year of recovery,” said R.T. Brady, Chairman and CEO. “We had adjusted to the new global market conditions and in 2010 we produced a 14% sales increase and a 19% increase in earnings per share. This was a very strong recovery and we’re forecasting that the growth will continue in 2011. We’re anticipating 2011 sales of $2.24 billion, record net earnings of $124 million and a 14% increase in earnings per share.  Our Company is back on track.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment.  Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference herein that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the results described in the forward-looking statements. These important factors, risks and uncertainties include:

i.	fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices;
ii.	our dependence on government contracts that may not be fully funded or may be terminated;
iii.	our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales;
iv.	delays by our customers in the timing of introducing new products, which may affect our earnings and cash flow;
v.	the possibility that the demand for our products may be reduced if we are unable to adapt to technological change;
vi.	intense competition, which may require us to lower prices or offer more favorable terms of sale;
vii.	our indebtedness, which could limit our operational and financial flexibility;
viii.	the possibility that new product and research and development efforts may not be successful, which could reduce our sales and profits;
ix.
increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates;

x.	a write-off of all or part of our goodwill or intangible assets, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements;
xi.	the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting;
xii.	the potential for cost overruns on development jobs and fixed-price contracts and the risk that actual results may differ from estimates used in contract accounting;
xiii.	the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business;
xiv.
our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with acquired businesses for which we are not indemnified;

xv.	our dependence on our management team and key personnel;
xvi.	the possibility of a catastrophic loss of one or more of our manufacturing facilities;
xvii.	the possibility that future terror attacks, war or other civil disturbances could negatively impact our business;
xviii.	that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes;
xix.	the possibility that government regulation could limit our ability to sell our products outside the United States;
xx.
product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities;

xxi.	the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation;
xxii.	changes in medical reimbursement rates of insurers to medical service providers, which could affect sales of our medical products;
xxiii.	the possibility that litigation results may be unfavorable to us;
xxiv.
our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology;

xxv.	foreign currency fluctuations in those countries in which we do business and other risks associated with international operations;
xxvi.	the cost of compliance with environmental laws;
xxvii.	the risk of losses resulting from maintaining significant amounts of cash and cash equivalents at financial institutions that are in excess of amounts insured by governments;
xxviii.	the inability to modify, to refinance or to utilize amounts presently available to us under our credit facilities given uncertainties in the credit markets;
xxix.	our ability to meet the restrictive covenants under our credit facilities since a breach of any of these covenants could result in a default under our credit agreements; and
xxx.	our customers’ inability to continue operations or to pay us due to adverse economic conditions or their inability to access available credit.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net sales	$571,811	$504,335	$2,114,252	$1,848,918
Cost of sales	407,450	366,405	1,501,641	1,311,618

Gross profit	164,361	137,930	612,611	537,300

Research and development	27,434	27,895	102,600	100,022
Selling, general and administrative	79,887	72,623	313,408	281,173
Restructuring expense	333	5,121	5,125	15,067
Interest	9,379	10,827	38,742	39,321
Equity in earnings of LTi and other	2,833	170	3,300	(8,844)

Earnings before income taxes	44,495	21,294	149,436	110,561

Income taxes	12,195	6,107	41,342	25,516

Net earnings	$32,300	$15,187	$108,094	$85,045

Net earnings per share

Basic	$0.71	$0.36	$2.38	$2.00

Diluted	$0.71	$0.35	$2.36	$1.98

Average common shares outstanding

Basic	45,384,695	42,672,736	45,363,738	42,598,321

Diluted	45,759,034	42,973,141	45,709,020	42,906,495

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
Net Sales

Aircraft Controls	$201,565	$176,737	$756,550	$663,463

Space and Defense Controls	89,433	70,046	325,474	274,501

Industrial Systems	159,881	137,630	545,672	454,629

Components	89,563	89,088	359,992	345,509

Medical Devices	31,369	30,834	126,564	110,816

Net sales	$571,811	$504,335	$2,114,252	$1,848,918

Operating Profit (Loss) and Margins

Aircraft Controls	$21,927	$11,342	$76,374	$52,349
	10.9%	6.4%	10.1%	7.9%

Space and Defense Controls	11,280	9,522	35,844	40,018
	12.6%	13.6%	11.0%	14.6%

Industrial Systems	16,545	7,626	48,109	30,797
	10.3%	5.5%	8.8%	6.8%

Components	15,326	10,932	60,159	55,671
	17.1%	12.3%	16.7%	16.1%

Medical Devices	(3,512)	(764)	(4,044)	(7,425)
	(11.2)%	(2.5)%	(3.2)%	(6.7)%

Total operating profit	61,566	38,658	216,442	171,410
	10.8%	7.7%	10.2%	9.3%

Deductions from Operating Profit

Interest expense	9,379	10,827	38,742	39,321

Equity-based compensation expense	776	1,031	5,445	5,682

Corporate expenses and other	6,916	5,506	22,819	15,846

Earnings before Income Taxes	$44,495	$21,294	$149,436	$110,561

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	October 2,	October 3,
	2010	2009

Cash	$112,421	$81,493

Receivables	619,861	547,571

Inventories	460,857	484,261

Other current assets	99,140	97,073

Total current assets	1,292,279	1,210,398

Property, plant and equipment	486,944	481,726

Goodwill and intangible assets	910,690	918,770

Other non-current assets	22,221	23,423

Total assets	$2,712,134	$2,634,317

Notes payable	$1,991	$16,971

Current installments of long-term debt	5,405	1,541

Contract loss reserves	40,810	50,190

Other current liabilities	431,268	377,559

Total current liabilities	479,474	446,261

Long-term debt	757,320	814,574

Other long-term liabilities	354,384	308,449

Total liabilities	1,591,178	1,569,284

Shareholders' equity	1,120,956	1,065,033

Total liabilities and shareholders' equity	$2,712,134	$2,634,317